PROSPECTUS	Pricing Supplement Number 4288
May 17, 2005	Dated January 12, 2006
PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
August 24, 2005	Registration Statement No. 333-123085

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date/Pricing Effective Time:	January 12, 2006
Settlement Date (Original Issue Date):	January 18, 2006
Maturity Date:	July 10, 2009
Principal Amount:	US$150,000,000
Price to Public (Issue Price):	100.000%
Agents Commission:	0.175%
All-in Price:	99.825%
Net Proceeds to Issuer:	US$149,737,500 (Plus accrued interest from and including January 12, 2006 to but excluding January 18, 2006)
Interest Rate Basis (Benchmark):	Federal Funds Open
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 0.155%
Index Maturity:	Overnight
Index Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each January 10, April 10, July 10 and October 10 of each year, commencing April 10, 2006 and ending on the Maturity Date
Initial Interest Rate:	Described as in "Additional Terms-Interest" below
Interest Reset Periods and Dates:	Daily, on each Business Day provided that the Federal Funds Open Rate in effect for any day that is not a Business Day shall be the Federal Funds Open Rate in effect for the prior Business Day

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Pricing Supplement Number 4288
Dated January 12, 2006
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-123085

Interest Determination Dates:	On Each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Notice Period:	None
Put Dates (if any):	None
Put Notice Period:	None
CUSIP:	36962GU77

Additional Information:

Reopening of Issue:

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the companys issue of US$75,000,000 Floating Rate Notes due July 10, 2009 as described in the companys pricing supplement number 4285 dated January 9, 2006.

Plan of Distribution:

The Notes are being purchased by the following financial institutions in their respective amounts (collectively, the "Underwriters"), as principal, at 100.000% of the aggregate principal amount of the Notes. The Underwriters have advised the Company that the Underwriters propose to offer the Notes for sale at the Re-offer Price referenced above.

Institution Lead Managers:	Commitment
Deutsche Bank Securities Inc.	$100,000,000
J.P. Morgan Securities Inc.	$ 25,000,000
Co-Manager:
Blaylock & Partners, L.P.	$ 25,000,000

Total	$150,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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Pricing Supplement Number 4288
Dated January 12, 2006
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-123085

Additional Terms:

Interest

The interest rate applicable to each Interest Reset Period will equal the Federal Funds Open Rate (as defined below) plus the Spread set forth above.

The "Federal Funds Open Rate" for an Interest Determination Date will be the rate for that day under the heading "Federal Funds" for the relevant Index Maturity and opposite the caption "Open" as such rate is displayed on Moneyline Telerate Page 5.

If on a Calculation Date for an Interest Period such rate for an Interest Determination Date in that Interest Period does not appear on Moneyline Telerate Page 5, the rate for the Interest Determination Date will be the rate for that day displayed on FFPREBON Index page on Bloomberg which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg.

If on a Calculation Date for an Interest Period such rate for an Interest Determination Date in that Interest Period does not appear on Moneyline Telerate Page 5 or FFPREBON Index page on Bloomberg, the rate for such Interest Determination Date will be the arithmetic mean of the rates for the last transaction in overnight U.S. Dollar Federal Funds prior to 9.00 am, New York City time, on that day arranged by three brokers of Federal Funds transactions in New York City as selected by the Calculation Agent.

Additional Information:

General

At September 30, 2005, the Company had outstanding indebtedness totaling $344.022 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2005, excluding subordinated notes payable after one year, was equal to $341.143 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Nine Months Ended
2000	2001	2002	2003	2004	September 30, 2005
	(Restated)	(Restated)	(Restated)	(Restated)
1.52	1.73	1.66	1.86	1.89	1.82

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Pricing Supplement Number 4288
Dated January 12, 2006
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-123085

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT